Exhibit 99.1
Starbucks Reports Q1 Fiscal 2019 Results
Q1 Consolidated Net Revenues Up 9% to Record $6.6 Billion
Q1 Comparable Store Sales Up 4% Globally Driven by 4% Growth in the U.S.
China Comparable Store Sales Up 1% in Q1 and Total China Stores Up 18% Versus Prior Year
GAAP EPS of $0.61; Non-GAAP EPS of $0.75, Up 15% Year-Over-Year Including Income Tax Favorability
Active Starbucks RewardsTM Membership in the U.S. Increases 14% Year-Over-Year to 16.3 Million

SEATTLE; January 24, 2019 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its 13-week fiscal first quarter ended December 30, 2018. GAAP results in fiscal 2019 and fiscal 2018 include items which are excluded from non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

“Starbucks delivered solid operating results in the first quarter, demonstrating continued momentum in our business, as we drive our growth-at-scale agenda with focus and discipline,” said Kevin Johnson, president and ceo. “We are particularly pleased with the sequential improvement in quarterly comparable store transactions in the U.S., underpinned by our digital initiatives and improved execution of our in-store experience.  With this solid start to the fiscal year, we are on track to deliver on our full-year commitments.”

“Comprehensive efforts to streamline our business have allowed us to focus on three key strategic initiatives that position Starbucks for long-term success:  accelerating growth in our targeted markets of the U.S. and China, expanding the global reach of the Starbucks brand through our Global Coffee Alliance with Nestlé, and increasing shareholder returns.  Combined with our efforts to build and amplify the Starbucks brand, we expect these initiatives will position the company to drive predictable, sustainable growth and shareholder returns for years to come,” concluded Johnson.

Q1 Fiscal 2019 Highlights

•	Global comparable store sales increased 4%, driven by a 3% increase in average ticket

◦	Americas and U.S. comparable store sales increased 4%, with transactions flat

◦	CAP comparable store sales increased 3%, including 1% transaction growth; China comparable store sales increased 1%, with transactions down 2%

•
The company opened 541 net new stores in Q1, yielding 29,865 stores at the end of the quarter, a 7% increase over the prior year. Over two-thirds of the net new store openings were outside the U.S.; approximately 50% were licensed

•
Consolidated net revenues of $6.6 billion grew 9% over the prior year including a net benefit of approximately 1% from Streamline-driven activities and unfavorable foreign currency translation of nearly 1%

◦
Streamline-driven activities include the consolidation of the acquired East China business, partially offset by licensing our CPG and foodservice businesses to Nestlé following the close of the deal on August 26, 2018 and the sale of the Tazo brand

•
GAAP operating margin, inclusive of restructuring and impairment charges, declined 310 basis points year-over-year to 15.3% primarily due to Streamline-driven activities and partner (employee) investments

◦	Non-GAAP operating margin of 17.4% declined 180 basis points compared to the prior year

•	GAAP Earnings Per Share of $0.61, down 61% over the prior year

◦	Non-GAAP EPS of $0.75, up 15% over the prior year, included a $0.07 benefit from discrete income tax items

•	The company returned $5.5 billion to shareholders through a combination of share repurchases and dividends

•	Starbucks RewardsTM loyalty program grew to 16.3 million active members in the U.S., up 14% year-over-year

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Q1 Americas Segment Results

	Quarter Ended		Change (%)
($ in millions)	Dec 30, 2018	Dec 31, 2017
Comparable Store Sales Growth (1)	4%	2%
Change in Transactions	0%	0%
Change in Ticket	4%	2%
Store Count	17,644	16,837	5%
Revenues	$4,606.0	$4,257.6	8%
Operating Income	$1,011.5	$977.7	3%
Operating Margin	22.0%	23.0%	(100) bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates.

Net revenues for the Americas segment grew 8% over Q1 FY18 to $4.6 billion in Q1 FY19, primarily driven by 807 net new store openings, or 5% store growth, over the past 12 months and 4% growth in comparable store sales.

Operating income grew 3% to $1.0 billion in Q1 FY19, up from $977.7 million in Q1 FY18. Operating margin of 22.0% declined 100 basis points, primarily due to higher wage and benefit-related investments in our store partners (employees), product-related mix shifts, and higher restructuring costs and asset impairments, partially offset by sales leverage.
Q1 China/Asia Pacific Segment Results

	Quarter Ended		Change (%)
($ in millions)	Dec 30, 2018	Dec 31, 2017
Comparable Store Sales Growth (1)	3%	1%
Change in Transactions	1%	1%
Change in Ticket	2%	0%
Store Count	8,789	7,779	13%
Revenues	$1,227.3	$843.7	45%
Operating Income	$221.5	$196.8	13%
Operating Margin	18.0%	23.3%	(530) bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates.

Net revenues for the China/Asia Pacific segment grew 45% over Q1 FY18 to $1.2 billion in Q1 FY19, primarily driven by the ownership change in East China at the end of Q1 FY18, 1,010 net new store openings, or 13% store growth, over the past 12 months, and a 3% increase in comparable store sales.

Q1 FY19 operating income of $221.5 million grew 13% over Q1 FY18 operating income of $196.8 million. Operating margin declined 530 basis points to 18.0%, primarily due to the impact of our ownership change in East China at the end of Q1 FY18.

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Q1 EMEA Segment Results

	Quarter Ended		Change (%)
($ in millions)	Dec 30, 2018	Dec 31, 2017
Comparable Store Sales (1) (2)	(1)%	(1)%
Change in Transactions	(1)%	(4)%
Change in Ticket	0%	3%
Store Count	3,421	3,097	10%
Revenues	$266.3	$268.1	(1)%
Operating Income	$27.0	$32.4	(17)%
Operating Margin	10.1%	12.1%	(200) bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates.
(2) Company-operated stores represent 14% of the EMEA segment store portfolio as of December 30, 2018.

Net revenues for the EMEA segment declined 1% from Q1 FY18 to $266.3 million in Q1 FY19 due to unfavorable foreign currency translation, partially offset by the opening of 324 net new store openings, or 10% store growth, over the past 12 months.

Operating income of $27.0 million in Q1 FY19 declined 17% versus operating income of $32.4 million in Q1 FY18. Operating margin declined 200 basis points to 10.1%, primarily due to restructuring costs and asset impairments.
Q1 Channel Development Segment Results

	Quarter Ended		Change (%)
($ in millions)	Dec 30, 2018	Dec 31, 2017
Revenues	$504.6	$628.0	(20)%
Operating Income	$175.7	$269.6	(35)%
Operating Margin	34.8%	42.9%	(810) bps

Net revenues for the Channel Development segment of $504.6 million in Q1 FY19 decreased 20% versus the prior year quarter primarily due to licensing our CPG and foodservice businesses to Nestlé following the close of the deal on August 26, 2018 and sale of the Tazo brand.

Operating income of $175.7 million in Q1 FY19 declined 35% compared to Q1 FY18. Operating margin declined 810 basis points to 34.8%, primarily due to licensing our CPG and foodservice businesses to Nestlé, sale of the Tazo brand and support costs related to the Global Coffee Alliance.

Fiscal 2019 Guidance
The company reiterates the following fiscal year 2019 guidance (all growth targets are relative to fiscal year 2018 non-GAAP measures unless specified):

•	Approximately 2,100 net new Starbucks stores globally

◦	Americas over 600

◦	CAP ~1,100 (nearly 600 in China)

◦	EMEA ~400 (virtually all licensed)

•	Consolidated GAAP revenue growth of 5% to 7%

◦	Includes approximately 2% net negative impact related to Streamline-driven activities

•	Consolidated operating margin down moderately

◦	Americas operating margin down slightly

◦	CAP operating margin roughly flat

◦	EMEA operating margin improving over the course of 2019

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◦	Channel Development operating margin high 30% range

•	Capital expenditures ~$2.0 billion

•	GAAP EPS in the range of $2.32 to $2.37

The company updates the following fiscal year 2019 guidance to reflect the favorability related to certain discrete income tax items recognized in Q1 FY19:

•	GAAP tax rate in the range of 21% to 23% and non-GAAP tax rate in the range of 20% to 22%

•	Non-GAAP EPS in the range of $2.68 to $2.73

The company also updates fiscal year 2019 global comparable store sales guidance to conform with its ongoing earnings growth model provided at its December 2018 Investor Day:

•	Global comparable store sales growth between 3% and 4%

Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release.

The company will provide additional information regarding its business outlook during its regularly scheduled quarterly earnings conference calls; this information will also be available following the call on the company's website at http://investor.starbucks.com.

Company Updates

1.
In October, Starbucks announced a new partner (employee) benefit with Care.com. Care@Work is an online service connecting families and caregivers. All Starbucks partners who work at U.S. company-owned stores will receive 10 subsidized backup care days a year for children and adults.

2.
In October, the company participated in the Hire! Philly fair. The event was the beginning of efforts by the Hire! Philly Coalition, an employer-led coalition co-founded by Starbucks, Aramark, PECO, PNC Bank and Thomas Jefferson University and Jefferson Health. The coalition aims to engage local employers in bringing employment and opportunities to Philadelphia.

3.	In October, Starbucks opened the nation’s first American Sign Language (ASL)-centric Starbucks®
store in Washington, D.C. Separately, in November the company opened its 12th Community Store in the Red Bird neighborhood of southern Dallas. Community stores are part of a Starbucks initiative to support youth and economic development in diverse, underserved areas of the country.

4.
In October, Starbucks announced its commitment to strengthen the company’s efforts to create pathways out of poverty for coffee farming communities in China. By the end of 2023, Starbucks aims to build on the agronomy training efforts by the Starbucks China Farmer Support Center to train 50,000 farmers across the region, while improving the education and health of 6,000 children in 30 villages.

5.	The company repurchased 72 million shares of common stock in Q1 FY19; approximately 96.8 million shares remain available for purchase under current authorizations.

6.	The Board of Directors declared a cash dividend of $0.36 per share, payable on February 22, 2019, to shareholders of record as of February 7, 2019.

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Conference Call
Starbucks will hold a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Kevin Johnson, president and ceo, and Patrick Grismer, cfo. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available until end of day Friday, February 22, 2019.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at news.starbucks.com or www.starbucks.com.

Forward-Looking Statements
Certain statements contained herein are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to certain company initiatives, strategies and plans, as well as trends in or expectations regarding our diversified business model, the strength, resilience, momentum, and potential of our business, operations, and brand, the impacts, benefits, goals and expectations of our streamline initiatives, the execution of our growth-at-scale agenda, with a focus on our long-term growth markets of the U.S. and China, expanding the global reach of the Starbucks brand through our Global Coffee Alliance with Nestlé, and increasing shareholder returns, being on track to deliver on our full-year commitments, driving predictable, sustainable growth and shareholder returns for years to come, statements regarding the estimated impact of the changes in U.S. tax law, net new stores, revenues, earnings per share, operating margins, comparable store sales, capital expenditures, tax rates and our fiscal 2019 financial targets. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, potential negative effects of material breaches of our information technology systems to the extent we experience a material breach, material failures of our information technology systems, costs associated with, and the successful execution of, the company’s initiatives and plans, including the integration of Starbucks Japan and the East China business and successful execution of our Global Coffee Alliance with Nestlé, the acceptance of the company’s products by our customers, our ability to obtain financing on acceptable terms, the impact of competition, the prices and availability of coffee, dairy and other raw materials, the effect of legal proceedings, the effects of changes in U.S. tax law and related guidance and regulations that may be implemented, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2018. The company assumes no obligation to update any of these forward-looking statements.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Durga Doraisamy	Reggie Borges
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Dec 30, 2018	Dec 31, 2017	% Change	Dec 30, 2018	Dec 31, 2017

				As a % of total net revenues
Net revenues:
Company-operated stores	$5,370.3	$4,741.8	13.3%	81.0%	78.1%
Licensed stores	737.1	682.4	8.0	11.1	11.2
Other	525.3	649.5	(19.1)	7.9	10.7
Total net revenues	6,632.7	6,073.7	9.2	100.0	100.0
Cost of sales including occupancy costs	2,758.7	2,501.7	10.3	41.6	41.2
Store operating expenses	1,993.0	1,737.0	14.7	30.0	28.6
Other operating expenses	93.2	129.5	(28.0)	1.4	2.1
Depreciation and amortization expenses	333.4	258.8	28.8	5.0	4.3
General and administrative expenses	463.3	392.4	18.1	7.0	6.5
Restructuring and impairments	43.2	27.6	56.5	0.7	0.5
Total operating expenses	5,684.8	5,047.0	12.6	85.7	83.1
Income from equity investees	67.8	89.4	(24.2)	1.0	1.5
Operating income	1,015.7	1,116.1	(9.0)	15.3	18.4
Gain resulting from acquisition of joint venture	—	1,326.3	nm	—	21.8
Net gain resulting from divestiture of certain operations	—	501.2	nm	—	8.3
Interest income and other, net	24.8	88.2	(71.9)	0.4	1.5
Interest expense	(75.0)	(25.9)	189.6	(1.1)	(0.4)
Earnings before income taxes	965.5	3,005.9	(67.9)	14.6	49.5
Income tax expense	205.1	755.8	(72.9)	3.1	12.4
Net earnings including noncontrolling interests	760.4	2,250.1	(66.2)	11.5	37.0
Net earnings/(loss) attributable to noncontrolling interests	(0.2)	(0.1)	100.0	—	—
Net earnings attributable to Starbucks	$760.6	$2,250.2	(66.2)	11.5%	37.0%
Net earnings per common share - diluted	$0.61	$1.57	(61.1)%
Weighted avg. shares outstanding - diluted	1,253.4	1,434.6
Cash dividends declared per share	$0.36	$0.30
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				37.1%	36.6%
Other operating expenses as a % of non-company-operated store revenues				7.4%	9.7%
Effective tax rate including noncontrolling interests				21.2%	25.1%

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Segment Results (in millions)

Americas

	Dec 30, 2018	Dec 31, 2017	% Change	Dec 30, 2018	Dec 31, 2017

Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$4,085.7	$3,787.0	7.9%	88.7%	88.9%
Licensed stores	514.6	466.7	10.3	11.2	11.0
Other	5.7	3.9	46.2	0.1	0.1
Total net revenues	4,606.0	4,257.6	8.2	100.0	100.0
Cost of sales including occupancy costs	1,712.4	1,596.2	7.3	37.2	37.5
Store operating expenses	1,591.1	1,433.4	11.0	34.5	33.7
Other operating expenses	44.1	38.6	14.2	1.0	0.9
Depreciation and amortization expenses	165.8	158.0	4.9	3.6	3.7
General and administrative expenses	58.2	52.1	11.7	1.3	1.2
Restructuring and impairments	22.9	1.6	nm	0.5	—
Total operating expenses	3,594.5	3,279.9	9.6	78.0	77.0
Operating income	$1,011.5	$977.7	3.5%	22.0%	23.0%
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				38.9%	37.9%
Other operating expenses as a % of non-company-operated store revenues				8.5%	8.2%

China/Asia Pacific (CAP)

	Dec 30, 2018	Dec 31, 2017	% Change	Dec 30, 2018	Dec 31, 2017

Quarter Ended				As a % of CAP total net revenues
Net revenues:
Company-operated stores	$1,124.3	$742.5	51.4%	91.6%	88.0%
Licensed stores	100.1	98.4	1.7	8.2	11.7
Other	2.9	2.8	3.6	0.2	0.3
Total net revenues	1,227.3	843.7	45.5	100.0	100.0
Cost of sales including occupancy costs	524.9	372.3	41.0	42.8	44.1
Store operating expenses	326.8	218.6	49.5	26.6	25.9
Other operating expenses	8.0	9.0	(11.1)	0.7	1.1
Depreciation and amortization expenses	116.7	53.7	117.3	9.5	6.4
General and administrative expenses	55.2	44.0	25.5	4.5	5.2
Restructuring and impairments	0.6	—	nm	—	—
Total operating expenses	1,032.2	697.6	48.0	84.1	82.7
Income from equity investees	26.4	50.7	(47.9)	2.2	6.0
Operating income	$221.5	$196.8	12.6%	18.0%	23.3%
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				29.1%	29.4%
Other operating expenses as a % of non-company-operated store revenues				7.8%	8.9%

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EMEA

	Dec 30, 2018	Dec 31, 2017	% Change	Dec 30, 2018	Dec 31, 2017

Quarter Ended				As a % of EMEA total net revenues
Net revenues:
Company-operated stores	$143.5	$151.6	(5.3)%	53.9%	56.5%
Licensed stores	122.4	116.2	5.3	46.0	43.3
Other	0.4	0.3	33.3	0.2	0.1
Total net revenues	266.3	268.1	(0.7)	100.0	100.0
Cost of sales including occupancy costs	137.1	145.1	(5.5)	51.5	54.1
Store operating expenses	56.3	54.7	2.9	21.1	20.4
Other operating expenses	19.4	14.4	34.7	7.3	5.4
Depreciation and amortization expenses	7.9	7.5	5.3	3.0	2.8
General and administrative expenses	12.8	14.0	(8.6)	4.8	5.2
Restructuring and impairments	5.8	—	nm	2.2	—
Total operating expenses	239.3	235.7	1.5	89.9	87.9
Operating income	$27.0	$32.4	(16.7)%	10.1%	12.1%
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				39.2%	36.1%
Other operating expenses as a % of non-company-operated store revenues				15.8%	12.4%

Channel Development

	Dec 30, 2018	Dec 31, 2017	% Change	Dec 30, 2018	Dec 31, 2017

Quarter Ended				As a % of Channel Development net revenues
Net revenues	$504.6	$628.0	(19.6)%
Cost of sales	348.4	330.7	5.4	69.0%	52.7%
Other operating expenses	18.7	62.4	(70.0)	3.7	9.9
Depreciation and amortization expenses	—	0.6	nm	—	0.1
General and administrative expenses	3.2	3.4	(5.9)	0.6	0.5
Total operating expenses	370.3	397.1	(6.7)	73.4	63.2
Income from equity investees	41.4	38.7	7.0	8.2	6.2
Operating income	$175.7	$269.6	(34.8)%	34.8%	42.9%

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Corporate and Other

	Dec 30, 2018	Dec 31, 2017	% Change
Quarter Ended
Net revenues:
Company-operated stores	$16.8	$60.7	(72.3)%
Licensed stores	—	1.1	nm
Other	11.7	14.5	(19.3)
Total net revenues	28.5	76.3	(62.6)
Cost of sales including occupancy costs	35.9	57.4	(37.5)
Store operating expenses	18.8	30.3	(38.0)
Other operating expenses	3.0	5.1	(41.2)
Depreciation and amortization expenses	43.0	39.0	10.3
General and administrative expenses	333.9	278.9	19.7
Restructuring and impairments	13.9	26.0	(46.5)
Total operating expenses	448.5	436.7	2.7
Operating loss	$(420.0)	$(360.4)	16.5%
Corporate and Other primarily consists of our unallocated corporate operating expenses, the results from Starbucks ReserveTM Roastery & Tasting Rooms, Starbucks Reserve brand and products and Princi operations, Evolution Fresh and formerly, the Teavana retail business.

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Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
U.S. Supplemental Data

	Quarter Ended
($ in millions)	Dec 30, 2018	Dec 31, 2017	Change (%)
Revenues	$4,209.6	$3,887.7	8%
Comparable Store Sales Growth (1)	4%	2%
Change in Transactions	0%	0%
Change in Ticket	4%	2%
Store Count	14,758	14,163	4%
(1) Includes only Starbucks® company-operated stores open 13 months or longer.
China Supplemental Data

	Quarter Ended
($ in millions)	Dec 30, 2018	Dec 31, 2017	Change (%) (2)
Revenues	$651.8	$340.2	92%
Comparable Store Sales Growth (1)	1%	6%
Change in Transactions	(2)%	6%
Change in Ticket	3%	0%
Store Count	3,684	3,124	18%
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates.
(2) Reflects the acquisition of East China on December 31, 2017.

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Store Data

	Net stores opened/(closed) and transferred during the period
	Quarter Ended		Stores open as of
	Dec 30, 2018	Dec 31, 2017	Dec 30, 2018	Dec 31, 2017
Americas:
Company-operated stores	84	112	9,768	9,525
Licensed stores	106	166	7,876	7,312
Total Americas	190	278	17,644	16,837
China/Asia Pacific(1):
Company-operated stores	191	1,612	5,350	4,682
Licensed stores	68	(1,312)	3,439	3,097
Total China/Asia Pacific	259	300	8,789	7,779
EMEA:
Company-operated stores	(3)	1	487	503
Licensed stores	104	122	2,934	2,594
Total EMEA	101	123	3,421	3,097
Corporate and Other:
Company-operated stores	3	(1)	11	289
Licensed stores	(12)	—	—	37
Total Corporate and Other	(9)	(1)	11	326

Total Company	541	700	29,865	28,039
(1) China/Asia Pacific store data includes the transfer of 1,477 licensed stores in East China to company-operated retail stores as a result of the purchase of our East China joint venture on December 31, 2017.

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Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measures of non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP EPS exclude the below listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of the company's future operating performance or comparisons to the company's past operating performance. The GAAP measures most directly comparable to non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP EPS are operating income, operating margin, effective tax rate and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
East China acquisition-related gain	Management excludes the gain on the purchase of our East China joint venture as this incremental gain is specific to the purchase activity and for reasons discussed above.
Sale of Taiwan joint venture operations	Management excludes the gain related to the sale of our Taiwan joint venture operations as this incremental gain is specific to the sale activity and for reasons discussed above.
Sale of Tazo brand
Management excludes the net gain on the sale of our assets associated with our Tazo brand and associated transaction costs as these items do not reflect future gains, losses, costs or tax benefits and for reasons discussed above.

Sale of Brazil retail operations
Management excludes the net loss related to the sale of our Brazil retail operations and associated transaction costs as these items do not reflect future losses, expenses or tax impacts and for reasons discussed above.

Restructuring, impairment and optimization costs
Management excludes restructuring charges and business process optimization costs related to strategic shifts in its Teavana, EMEA, U.S., e-commerce and other business units. Additionally, management excludes expenses related to divesting certain lower margin businesses and assets, such as closure of certain company-operated stores and Switzerland goodwill impairment. Management excludes these items for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.

CAP transaction and integration-related costs
Management excludes transaction and integration costs and amortization of the acquired intangible assets for reasons discussed above. Additionally, the majority of these costs will be recognized over a finite period of time.

2018 U.S. stock award	Management excludes the incremental stock-based compensation award granted in the third quarter of fiscal 2018 for reasons discussed above.
Nestlé transaction related costs	Management excludes the transaction related costs associated with Nestlé for reasons discussed above.
Other tax matters
On December 22, 2017, the Tax Cuts and Jobs Act was signed into U.S. law. Management excludes the estimated transition tax on undistributed foreign earnings, the impacts of estimated incremental foreign withholding taxes on expected repatriated earnings and the re–measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate for reasons discussed above.

Non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP EPS may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

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STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)

($ in millions)	Quarter Ended
Consolidated	Dec 30, 2018	Dec 31, 2017	Change
Operating income, as reported (GAAP)	$1,015.7	$1,116.1	(9.0)%
Restructuring, impairment and optimization costs (1)	48.8	32.0
CAP transaction and integration-related items (2)	60.3	18.5
2018 U.S. stock award (3)	23.1	—
Nestlé transaction related costs	5.8	—
Sale of Tazo brand	—	0.9
Non-GAAP operating income	$1,153.7	$1,167.5	(1.2)%

Operating margin, as reported (GAAP)	15.3%	18.4%	(310) bps
Restructuring, impairment and optimization costs (1)	0.7	0.5
CAP transaction and integration-related items (2)	0.9	0.3
2018 U.S. stock award (3)	0.4	—
Nestlé transaction related costs	0.1	—
Sale of Tazo brand	—	—
Non-GAAP operating margin	17.4%	19.2%	(180) bps

Diluted net earnings per share, as reported (GAAP)	$0.61	$1.57	(61.1)%
East China acquisition-related gain	—	(0.92)
Sale of Taiwan joint venture operations	—	(0.11)
Sale of Tazo brand	—	(0.24)
Restructuring, impairment and optimization costs (1)	0.04	0.02
CAP transaction and integration-related items (2)	0.05	0.01
2018 U.S. stock award (3)	0.02	—
Nestlé transaction related costs	—	—
Other tax matters (4)	0.06	0.10
Income tax effect on Non-GAAP adjustments (5)	(0.03)	0.22
Non-GAAP net earnings per share	$0.75	$0.65	15.4%

(1)
Represents costs associated with our restructuring efforts, primarily severance and asset impairments related to certain company-operated store closures, as well as business process optimization costs, largely consulting fees.

(2)
Includes transaction costs for the acquisition of our East China joint venture and the divestiture of our Taiwan joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of East China and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.

(3)	Represents incremental stock-based compensation award for U.S. partners (employees).

(4)
Represents the estimated impact of the U.S. Tax Cuts and Jobs Act, specifically the transition tax on undistributed foreign earnings, estimated incremental foreign withholding taxes on expected repatriated earnings and the re-measurement of deferred taxes.

(5)	Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

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	Year Ended
Consolidated	Sep 29, 2019	Sep 30, 2018
	(Projected)	(As Reported)
Diluted net earnings per share (GAAP)	$ 2.32 - 2.37	$3.24
East China acquisition-related gain	—	(0.99)
Sale of Taiwan joint venture operations	—	(0.11)
Sale of Tazo brand	—	(0.25)
Restructuring, impairment and optimization costs (1)	0.14	0.17
CAP transaction and integration-related items (2)	0.22	0.16
Sale of Brazil retail operations	—	0.01
2018 U.S. stock award (3)	0.04	0.03
Nestlé transaction related costs	—	0.04
Other tax matters (4)	0.06	0.13
Income tax effect on Non-GAAP adjustments (5)	(0.10)	(0.02)
Non-GAAP net earnings per share	$ 2.68 - 2.73	$2.42

Effective tax rate (GAAP)	21% - 23%	21.8%
Income tax rate effect of Non-GAAP adjustments (6)	(1)	2.9
Non-GAAP effective tax rate	20% - 22%	24.7%

(1)	Represents restructuring, impairment and business optimization costs and inventory write-offs related to these efforts recorded within cost of sales including occupancy costs.

(2)
Includes transaction costs for the acquisition of our East China joint venture and the divestiture of our Taiwan joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of our East China joint venture and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.

(3)	Represents incremental stock-based compensation award for U.S. partners (employees).

(4)
Represents the estimated impact of the U.S. Tax Cuts and Jobs Act, including the transition tax on undistributed foreign earnings, estimated incremental foreign withholding taxes on expected repatriated earnings and the re-measurement of deferred taxes.

(5)	Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

(6)	Represents the estimated income tax effect of all non-GAAP items.
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